                                                                   Exhibit 10.BV

      THIS AGREEMENT, made this 1st day of November, 1998, by and between:
Donald Lorenz, Ph.D. and Ridge Scientific Enterprises, Inc. (jointly and severally "LORENZ") both residing at 12 Radel Place, Basking Ridge, N.J. 07920;

and

Hydromer, Inc., a New Jersey Company with its principle place of business at 35 Industrial Parkway, Somerville, N.J. 08876 ("HYDROMER").

      WHEREAS, LORENZ owns patent rights and possesses know-how relating to hydrogel polymer gels, hereinafter defined; and

      WHEREAS, HYDROMER desires to obtain an exclusive license from LORENZ under those patent rights and access to the know-how to enable HYDROMER to make, use, sell, offer for sale or import articles using the PATENT RIGHTS as defined herein below.

      NOW, THEREFORE, in consideration of the premises and the performance of the mutual covenants herein contained, the parties hereto agree to as follows:

      1.0 DEFINITIONS. For the purpose of this AGREEMENT, the following shall apply:

              1.1 "PATENT RIGHTS" means United States Patents 5,306,504 and 5,645,855 and foreign patents and patent applications based thereon in Schedule "A" and any division, continuation, continuation-in-part, patent of addition, confirmation or reissue of said patents and applications, and any improvements thereto, as provided in Article 5.0.

             1.2 "KNOW-HOW" means all of LORENZ'S trade secrets, technical data and information, and other technical accumulated information, including, but not limited to, any devices, processes, methods, control procedures, formulas,
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EXCLUSIVE LICENSE AGREEMENT WITH HYDROMER, INC                            Page-2


clinical tests, and use intelligence, drawings, specifications, research and development reports, processed data or special equipment which are useful to assist HYDROMER to make, use, sell promote for sale and import any article or products using the PATENT RIGHTS, which LORENZ is free to disclose.

             1.3 "COMMERCIALIZATION" means the date on which any articles or products using the PATENT RIGHTS are first billed to a third party, or a sublicense of the PATENT RIGHTS is executed with any other third party, in the "TERRITORY"

             1.4 "NET SALES PRICE" shall mean the gross invoice price at which products or articles using the PATENT RIGHTS are sold, less discounts allowed to distributors, discounts allowed dealers, refunds, replacements or credits allowed to purchasers for return of products or articles using the PATENT RIGHTS or as reimbursement for damaged products or articles using the PATENT RIGHTS, freight, postage, insurance and other shipping charges, sales and use taxes, customs duties and any other governmental charges imposed on the production, importation, use or sale of products or articles using the PATENT RIGHTS except income taxes. Should HYDROMER sell products or articles using the PATENT RIGHTS in combination with other components or products, then the net sales price computation shall be based on the average net sales price charged during the applicable quarter by HYDROMER for the products or articles using the PATENT RIGHTS when separately invoiced or priced. In the event the products or articles using the PATENT RIGHTS has not been separately invoiced or priced during the applicable quarterly period, net sales computation shall be based on the fair market price which the seller would charge for the products or articles using the PATENT RIGHTS to an unrelated purchaser in an arms length transaction, FOB plant of manufacture thereof.
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EXCLUSIVE LICENSE AGREEMENT WITH HYDROMER, INC                            Page-3


             1.5 "TERRITORY" means worldwide.

      2.0   GRANT.

             2.1 LORENZ hereby grants HYDROMER an exclusive license (even to the exclusion of LORENZ) to make, use, sell, offer for sale and import products or articles using the PATENT RIGHTS and KNOW HOW in the TERRITORY without limitation or granting sublicenses to any third party under any terms as long as there is no additional burden on LORENZ.

             2.2 On or before January 1, 2001, HYDROMER shall have commercialized the PATENT RIGHTS or the parties hereto shall have agreed to a plan of COMMERCIALIZATION therefor. If products or articles using the PATENT RIGHTS are not commercialized, or the parties hereto shall not have agreed to a plan of COMMERCIALIZATION, on or before said date, then LORENZ may elect to cancel this AGREEMENT upon thirty (30) days advance written notice to LICENSE.

             2.3 HYDROMER shall use its best efforts to exploit the PATENT RIGHTS and other rights granted or it shall be a material breach.

      3.0 CONSIDERATION.

             3.1. As consideration for this grant of exclusive rights, HYDROMER will pay any outstanding legal fees to perfect foreign PATENT RIGHTS and maintain U.S. PATENT RIGHTS incurred after August 15, 1998. (Such obligation from August 15, 1998 to December 31, 1998 will be limited to $20,000.) In addition HYDROMER will be responsible for prosecution or maintenance of any U.S. or foreign PATENT RIGHTS after the date of this Agreement and such prosecution shall be done by counsel of Hydromer's choosing. LORENZ will execute any and all documents required to accomplish the purposes of this license including but not limited to a change in patent counsel. Beginning January 1,
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EXCLUSIVE LICENSE AGREEMENT WITH HYDROMER, INC                            Page-4


1999, HYDROMER shall be entitled to a credit against future compensation for sublicenses of up to $10,000 or the actual cost if less then $10,000 to maintain or prosecute of the PATENT RIGHTS in each calendar year this Agreement is in effect. The credits for sublicenses in this section 3.1 shall accumulate over the term of this Agreement and be used in future calendar years as credits against future compensation for sublicenses.

             3.2 A running royalty on sales ("royalty") and/or compensation on royalty received by HYDROMER ("compensation") payable quarterly will accrue from HYDROMER to LORENZ as set forth in Schedule B.

             3.3 The exclusive grant of rights under this AGREEMENT shall be dependent on COMMERCIALIZATION of the PATENT RIGHTS and the payment by HYDROMER to LORENZ of royalties and compensation and minimum royalties and compensation for each calendar year subsequent to COMMERCIALIZATION. Such minimums are hereby established as follows:

            For calendar year 2000  $ 10,000 total of royalty plus compensation

            For calendar year 2001  $ 15,000 total of royalty plus compensation

            For calendar year 2002 and each year thereafter through the quarter of the last to expire PATENT RIGHTS $20,000 total royalty plus compensation.

Beginning January 1, 1999 any credits for prosecution or maintenance of the PATENT RIGHTS as set forth in section 3.1 shall be regarded as credits against compensation for sublicenses as if paid.

      If HYDROMER fails to pay minimums in respect of any calendar year, then
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EXCLUSIVE LICENSE AGREEMENT WITH HYDROMER, INC                            Page-5


LORENZ may terminate the exclusive grant of rights under section 2.1 and convert this AGREEMENT to a non-exclusive grant, upon thirty (30) days' written notice to HYDROMER. HYDROMER may render such notice ineffective by payment of an amount which when added to amounts actually paid, equals the minimums.

      4.0 ACCOUNTING. For accounting purposes, quarters will start on the first day of each January, April, July, and October, following the date of execution of this AGREEMENT and end on the last day of the next succeeding March, June, September, and December, respectively. Within forty-five (45) days after the close of each quarter hereof, HYDROMER shall render to LORENZ a written accounting with respect to all royalty and compensation payments due hereunder, and with such accounting, pay in full in United States dollars all amounts due in respect of such quarter. The rate of exchange to be used in computing the amount of local currency equivalent to the United States Dollars due to LORENZ as royalty and/or compensation shall be the commercial exchange rate in effect in New York, New York, on the date on which payment is due. Such report shall indicate for such quarter the number of units, the NET SALES PRICE, and the amount of sales by HYDROMER product code of products or articles using the
PATENT RIGHTS sold by HYDROMER with respect to which royalty payments are due or an accounting of the royalties received from sub-licensees. In case no payment is due for any quarter, HYDROMER shall so report. HYDROMER shall keep accurate records in sufficient detail to enable the aforesaid payments to be determined. At LORENZ'S request, HYDROMER, shall permit an independent certified public account acceptable to HYDROMER to have access once in each calendar year, during regular business hours and upon reasonable notice to HYDROMER, to such of the records of HYDROMER as may be necessary to verify the accuracy of the reports required under this AGREEMENT; provided, however
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EXCLUSIVE LICENSE AGREEMENT WITH HYDROMER, INC                            Page-6


said accountant shall keep all information of HYDROMER confidential and shall disclose to LORENZ only the amount of any deficiency found. In the event the deficiency exceeds 5% of royalty plus compensation payments audited, HYDROMER shall bear the full costs of the audit.

      5.0 IMPROVEMENT. During the term of this AGREEMENT, LORENZ shall promptly and fully disclose to HYDROMER any development or improvement relating to the use or practicing of the PATENT RIGHTS or related KNOW-HOW conceived and/or reduced to practice by LORENZ which LORENZ is free to disclose ("LORENZ IMPROVEMENT"). LORENZ shall automatically add such LORENZ IMPROVEMENT to this AGREEMENT.

      6.0 SECRECY. Each party undertakes to keep secret and confidential and not to disclose to any third party, except as it is necessary in carrying out the purposes of this AGREEMENT, during the term of this AGREEMENT and for a period of ten (10) years thereafter any information, data or KNOW-HOW disclosed to it by the other party except:

             6.1 Information, data and KNOW-HOW which at the time of disclosure is in the public domain or publicly known or available;

             6.2 Information, data or KNOW-HOW which, after disclosure, becomes part of the public domain or publicly known or available by publication or otherwise, except by breach of this AGREEMENT by the receiving party;

             6.3 Information, data or KNOW-HOW which the receiver receives from a third party; provided, however, that such information was not obtained by said third party from the other party; and

             6.4 Information, data and KNOW-HOW which the receiver derives independently of such disclosure.

      7.0 TECHNICAL ASSISTANCE. Promptly following the execution of this
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EXCLUSIVE LICENSE AGREEMENT WITH HYDROMER, INC                            Page-7


AGREEMENT and on a continuing basis during the term of this AGREEMENT, LORENZ shall:

             7.1 Furnish to HYDROMER all KNOW-HOW;

             7.2 Furnish his services as may be necessary or appropriate in order to fully (1) to disclose to HYDROMER all details and particulars of the KNOW-HOW, and in particular, but without limitation, the manufacturing methods contained therein, (2) to consult with HYDROMER technical personnel concerning the manufacture, assembly, raw material purchase and other tasks required for the production and applications of articles/products covered by the PATENT RIGHTS, including subsequent improvements thereto; provided HYDROMER shall reimburse LORENZ for the reasonable travel and living expenses incurred for travel requested by HYDROMER hereunder.

      8.0 WARRANTY/REPRESENTATIONS.

             8.1 LORENZ represents that he is the owner of all right, title and interest in and to the PATENT RIGHTS and has the unrestricted power and authority to grant the licenses and give access to the KNOW-HOW as provided herein. LORENZ represents that as of the date of this AGREEMENT it has no knowledge of any pending or threatened litigation against LORENZ which might impair the rights licensed hereunder. No other third parties have any rights to the PATENT RIGHTS.

            8.2 LORENZ also represents:

      a. The U.S. Patents are still in effect as of the date of this Agreement.
      b. There are no known acts of infringement against the claims of the Licensed Patents by third parties as of the date of this Agreement.
      c. No patent rights or patent application rights have been lost in any sovereignty by either missing a filing date or being rejected other then those
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EXCLUSIVE LICENSE AGREEMENT WITH HYDROMER, INC                            Page-8


      set forth on exhibit C for the sovereignties of interest in exhibit D.
      d. No known impediments exist on the date of this license to prosecuting patent applications for the PATENT RIGHTS in any sovereignty, except those on Schedule C for the sovereignties of interest in Schedule D.

             8.3 In the event that any representations in this section 8 are not true, HYDROMER is excused from paying any royalties to LORENZ until such facts indicate the representations are true.

      9.0 EFFECTIVE DATE AND TERM.

             9.1 This AGREEMENT will become effective on the day and year first written above and expire upon the expiration of the last to expire of the PATENT RIGHTS, except that after expiration of the U.S. PATENT RIGHTS, royalties and/or compensation will continue to be paid only on sales of products or articles or sublicenses using the PATENT RIGHTS in countries in which unexpired patents are in effect. After such expiration of this AGREEMENT, HYDROMER shall have the right to make, use, sell, offer for sale or import products or articles using the PATENT RIGHTS without the further payment or otherwise accounting to LORENZ.

             9.2 If either party hereto shall commit any breach of the provisions of this AGREEMENT, and shall not, within thirty (30) days' written notice of such breach by the other party hereto, correct such breach then such other party may, by written notice to the breaching party, immediately terminate this AGREEMENT. The right of either party to take such action shall not be affected in any way by its failure to take any action with respect to any previous breach.

             9.3 HYDROMER shall have the right to terminate this AGREEMENT on sixty (60) days advance written notice to LORENZ. In the event HYDROMER terminates this Agreement, its responsibilities to prosecute or maintain the
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EXCLUSIVE LICENSE AGREEMENT WITH HYDROMER, INC                            Page-9


PATENT RIGHTS shall end on the date said advanced written notice to terminate is received by LORENZ.

             9.4 If either party should exercise its right to terminate this AGREEMENT, under any applicable provision of this AGREEMENT, then HYDROMER'S rights and licenses under Section 2.0 hereof shall immediately terminate, including its right to make further use of the KNOW-HOW acquired from LORENZ under this AGREEMENT, and which HYDROMER is obliged to hold in confidence pursuant to Section 6.0 of this AGREEMENT. Termination of this AGREEMENT shall not relieve either party of obligations incurred prior to termination.

      10.0 INFRINGEMENT.

             10.1 In the event LORENZ shall fail, within thirty (30) days of notice by HYDROMER of any material infringement, direct or contributory, by a third party of rights granted to HYDROMER in Section 2.0 hereunder, to institute legal action to end such infringement, HYDROMER shall have the right to suspend the accrual of running royalties and/or compensation in the country where such infringement is occurring for the period of such infringement. HYDROMER shall also have the right, at that time, and at its option, to initiate and prosecute such action in its own or LORENZ'S name, but at HYDROMER'S sole cost and expense; provided, however, that LORENZ cooperates fully with HYDROMER in the initiation and prosecution of such action.

             10.2 Should any patent infringement action be brought against HYDROMER in any country of the TERRITORY as a result of HYDROMER'S exercising of rights granted to it hereunder, then in respect of such country, HYDROMER shall have the right to suspend payment of royalties and/or compensation due to LORENZ until such time as the action is resolved, although
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EXCLUSIVE LICENSE AGREEMENT WITH HYDROMER, INC                           Page-10


such royalties and/or compensation shall continue to accrue. If the action is resolved favorably to HYDROMER, all accrued royalties and/or compensation shall immediately be paid to LORENZ. If the action is resolved unfavorably to HYDROMER, then accrued royalties and/or compensation shall be applied to costs of litigation and damages, if any, incurred by HYDROMER. Any excess shall be paid to LORENZ.

      11.0 GENERAL.

             11.1 ASSIGNMENT. This AGREEMENT and all rights and obligations hereunder shall be binding upon and shall inure to the benefit of the respective successors of LORENZ and HYDROMER. Neither HYDROMER nor LORENZ shall have the right to assign any or all of its rights and obligations under this AGREEMENT without the prior written consent of the other party, except that LORENZ'S consent shall not be required in the event of an assignment or transfer of the AGREEMENT by HYDROMER to an affiliate of HYDROMER, who undertakes to accept all terms and conditions hereof and carry out all obligations of HYDROMER hereunder.

             11.2 ENTIRE AGREEMENT. This AGREEMENT contains the entire agreement between the parties hereto in respect of the subject matter hereof. This AGREEMENT may not be released, discharged, abandoned, changed or modified in any manner except by an instrument in writing signed by a duly authorized officer or representative of each of the parties hereto.

             11.3 WAIVER AND SEVERABILITY. The waiver by either of the parties of any breach of any provision hereof by the other party shall not be construed to be a waiver of any succeeding breach of such provision of a waiver of the provision itself.

             11.4 GOVERNING LAW. This AGREEMENT shall be construed and
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EXCLUSIVE LICENSE AGREEMENT WITH HYDROMER, INC                           Page-11


interpreted in accordance with the laws of the State of New Jersey and the courts of the State of New Jersey shall have jurisdiction over the parties hereto and all matters arising hereunder.

             11.5 INVALIDITY. If any of the provisions of this AGREEMENT, or part thereof, is held to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision of this AGREEMENT.

             11.6 NOTICE. Any notice required or to be given hereunder shall be considered delivered when deposited, postage prepaid, in the United States mail, registered mail, to the address of the other party as specified below or as subsequently modified in writing by the parties.

             IF TO HYDROMER:

                  Hydromer, Inc.
                  35 Industrial Parkway
                  Branchburg, New Jersey 08876
                  Attn: Manfred F. Dyck, President

             IF TO LORENZ:

                  Donald H. Lorenz
                  12 Radel Place
                  Basking Ridge, N.J. 07920

             And

                  President
                  Ridge Scientific Enterprises, Inc.
                  12 Radel Place
                  Basking Ridge, N.J. 07920

      IN WITNESS WHEREOF, the parties hereto have caused this AGREEMENT to be executed effective the day and year set forth above.
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EXCLUSIVE LICENSE AGREEMENT WITH HYDROMER, INC                           Page-12


HYDROMER, INC.

By:______________________________________

Title:___________________________________

Date:______________________

RIDGE SCIENTIFIC ENTERPRISES, INC.

By:_______________________________________

Title:____________________________________

Date:______________________

DONALD H. LORENZ

By:________________________________________

Date:____________________

EXCLUSIVE LICENSE AGREEMENT WITH HYDROMER, INC                           Page-13


Schedule A:
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EXCLUSIVE LICENSE AGREEMENT WITH HYDROMER, INC                           Page-14


Schedule B:

ROYALTIES

Royalties on SALES:

10% on the first U.S. $1,000,000 in sales accumulated over the life of this agreement.

5% on the balance.

                ------------------------------------------------

COMPENSATION

Compensation on sub-licenses:

33 1/3% of actual royalties received including any "up front" or minimum payments required to be paid by a sub-licensee

ANY AND ALL COSTS INCURRED BY HYDROMER FOR EFFORT TO PROSECUTE OR MAINTAIN THE PATENT RIGHTS ON OR AFTER JANUARY 1, 1999 ARE TO BE CONSIDERED PAYMENTS OF COMPENSATION FOR SUB-LICENSES (but not a credit against royalties on sales) PURSUANT TO SECTION 3.1.
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EXCLUSIVE LICENSE AGREEMENT WITH HYDROMER, INC                           Page-15


Schedule C

List of lost rights as to "Sovereignties of interest (see Schedule D) on each patent. Letter written to Lorenz's patent counsel on 10/8/98
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EXCLUSIVE LICENSE AGREEMENT WITH HYDROMER, INC                           Page-16


Schedule D

Sovereignties of interest